Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-229412) of our report dated April 17, 2023, relating to the consolidated financial statements of Veritas Farms, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph related to Veritas Farms, Inc.'s ability to continue as a going concern), appearing in the Annual Report on Form 10-K of Veritas Farms, Inc, Inc. for the years ended December 31, 2022 and 2021.

/s/ Prager Metis CPAs LLC

Hackensack, New Jersey

April 17, 2023